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                                                                      EXHIBIT 11


JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES


EXHIBIT 11 - STATEMENT OF COMPUTATION OF PER SHARE EARNINGS


The weighted average number of common and common share equivalents on a primary and fully diluted basis are as follows:

Primary

                                                   FOR THE            FOR THE          FOR THE          FOR THE
                                                    YEAR            SIX MONTHS           YEAR             YEAR
                                                    ENDED              ENDED            ENDED             ENDED
                                                  DECEMBER 28,      DECEMBER 30,        JUNE 30,          JUNE 30,
                                                      1996             1995              1995              1994
                                                   ------------      ------------      -----------     ------------
Weighted average common shares outstanding           10,413,171        10,564,979       10,599,242       10,714,651

Shares issued from assumed exercise of
     incentive stock options                            201,246              --               --              1,174

Shares issued from assumed exercise of
     nonqualified stock options (1)                      88,126              --             98,097          134,316
                                                   ------------      ------------      -----------     ------------

Weighted average number of shares outstanding,
     as adjusted                                     10,702,543        10,564,979       10,697,339       10,850,141
                                                   ============      ============      ===========     ============

Income (Loss ) from continuing operations          $     15,000      $ (6,348,000)     $ 6,889,000     $  7,409,000

Income (Loss) from discontinued operations            3,384,000           158,000          986,000         (914,000)

Extraordinary loss                                     (527,000)             --               --               --
                                                   ------------      ------------      -----------     ------------

Net Income (Loss)                                     2,872,000        (6,190,000)       7,875,000        6,495,000

Dividends on Preferred Stock                           (125,000)             --               --               --
                                                   ------------      ------------      -----------     ------------

Net Income (Loss) available to common
     stockholders                                  $  2,747,000      $ (6,190,000)     $ 7,875,000     $  6,495,000
                                                   ============      ============      ===========     ============

Earnings (Loss) per common share:

     Income from continuing operations             $        .00      $       (.60)     $       .65     $        .68

     Discontinued operations                                .31               .01              .09             (.08)

     Extraordinary loss                                    (.05)              .--              .--              .--
                                                   ------------      ------------      -----------     ------------

Earnings (Loss) per common share                   $        .26      $       (.59)     $       .74     $        .60
                                                   ============      ============      ===========     ============

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(1)      Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options.

Note: Fully diluted earnings per share are not presented because the difference from primary earnings per share is insignificant for all periods presented.